Exhibit 99.1

ARIAD Reports 2014 Financial Results, Provides 2015 Financial Guidance and Outlines Strategic Objectives

Iclusig Net Product Revenue Guidance for 2015 in the Range of $130 Million to $140 Million

Three New Iclusig Clinical Trials Planned to Begin This Year

CAMBRIDGE, Mass.--(BUSINESS WIRE)--February 19, 2015--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today reported financial results for the fourth quarter and full year ended December 31, 2014 and issued 2015 financial guidance. Additionally, the Company provided an update on corporate developments and key objectives for 2015.

“We made solid progress throughout our business during 2014 -- commercializing Iclusig® (ponatinib) and advancing our pipeline, moving brigatinib into a pivotal trial in patients with refractory anaplastic lymphoma kinase positive non-small cell lung cancer and nominating our next drug candidate, AP32788,” said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. “Additionally, we strengthened our balance sheet last year with non-dilutive funding from the agreements with Otsuka Pharmaceutical Co., Ltd. and Bellicum Pharmaceuticals, Inc. In 2015, our focus is on expanding the global commercial opportunity for Iclusig and strategically investing in value-driving clinical initiatives to position the Company for sustained growth and anticipated profitability in 2018.”

2014 Fourth Quarter and Full-Year Financial Results

Revenues

  Net product revenues from sales of Iclusig were $21.4 million for the quarter ended December 31, 2014 and $55.7 million for the year ended December 31, 2014. Net product revenues for the fourth quarter include Iclusig revenues of $17.0 million in the U.S. and $4.4 million in Europe. Net product revenues in the fourth quarter represented a 47% increase from the prior quarter.
  Cumulative shipments of Iclusig to patients in France totaled $18.3 million through December 31, 2014. We will record revenue related to cumulative shipments in France upon completion of pricing and reimbursement negotiations in France, net of amounts that will be refunded to the French health authorities as a result of such negotiations, which we anticipate will be completed in mid-2015.
  License revenues for the fourth quarter of 2014 were $45.5 million, which includes the impact of payments from Bellicum Pharmaceuticals, Inc. (Bellicum) under the amended license agreement signed in October 2014. Of the $50 million in payments received from Bellicum, $45.2 million is included in license revenue, while the remaining $4.8 million is included in other income related to the value of Bellicum common stock returned to Bellicum.

Net Loss

Quarter Ended December 31, 2014

  Net loss for the fourth quarter ended December 31, 2014 was $5.7 million, or $0.03 per share, compared to a net loss of $74.2 million, or $0.40 per share, for the same period in 2013. The decrease in net loss is primarily due to the $50 million received from Bellicum in the fourth quarter of 2014, an increase of $13.2 million in Iclusig product revenue and a decrease in operating expenses of $8.0 million, reflecting lower research and development (R&D) expenses, offset in part by an increase in interest expense of $3.8 million due to our convertible debt issuance in June 2014.
  R&D expenses were $32.6 million for the fourth quarter of 2014, a decrease of 9% from the fourth quarter of 2013, reflecting a decrease in Iclusig clinical-trial costs, as well as decreased manufacturing and other supporting costs related to Iclusig. These decreases were offset, in part, by increases in clinical-trial and related costs for our investigational ALK+ inhibitor, brigatinib, related to the ongoing Phase 2 ALTA trial.
  Selling, general and administrative expenses were $40.4 million for the fourth quarter of 2014, an increase of 7% from the fourth quarter of 2013, reflecting an increase in personnel and other expenses in Europe due to the commercial launch of Iclusig in various European countries in the second half of 2014.

Year Ended December 31, 2014

  Net loss for the full year 2014 was $162.6 million, or $0.87 per share, compared to a net loss of $274.2 million, or $1.49 per share, for the full year 2013.
  These results include an increase in Iclusig product revenue of $10.5 million and the $50 million received from Bellicum, as well as a decrease in operating expenses of $53.4 million in 2014 as compared to 2013, reflecting a reduction in R&D expenses related to a decrease in clinical-trial costs, as well as manufacturing and other support costs related to Iclusig clinical trials, and a decrease in personnel and related costs reflecting a lower number of R&D employees in 2014 compared to 2013.

Cash Position

  As of December 31, 2014, cash and cash equivalents totaled $352.7 million, compared to $237.2 million at December 31, 2013.

Recent Progress and Key Objectives

Commercialization of Iclusig®

  In 2014, nearly 800 patients received Iclusig commercially in the U.S. Approximately 150 new patients were treated with Iclusig during the fourth quarter of 2014, an increase of approximately 10% from the third quarter.
  By the end of the fourth quarter, there were nearly 660 unique prescribers of Iclusig in the U.S., an increase in the prescriber base of approximately 25% from the third quarter of 2014.
  In Europe, we are now selling Iclusig in Germany, the United Kingdom, Austria, the Netherlands, Norway, Sweden, and Italy. In addition, we are distributing Iclusig to patients in France prior to pricing and reimbursement approval as permitted under French regulations.
  Full pricing and reimbursement in France and other European countries is expected by mid-2015. In total, we anticipate that Iclusig will be available for sale in 16 European countries by the third quarter of this year.
  In December of 2014, we entered into an agreement with Otsuka Pharmaceutical Co., Ltd. (Otsuka) for them to commercialize Iclusig in Japan and nine other Asian countries and to fund agreed-upon future clinical development in those countries. We anticipate filing of the Japanese New Drug Application for Iclusig in the second half of 2015.

Iclusig Clinical Development

  Three new Iclusig clinical trials are planned to begin in 2015, two of which will evaluate Iclusig in earlier lines of treatment, as follows:
    A randomized, Phase 3 trial in approximately 500 patients with chronic-phase chronic myeloid leukemia (CP-CML) who have experienced treatment failure after imatinib therapy.
    A dose-ranging trial of Iclusig in approximately 450 patients with CP-CML who have become resistant to at least two prior TKIs.
    An early-switch trial of Iclusig in approximately 1,000 patients with CP-CML in the United Kingdom (known as the SPIRIT3 trial) – an investigator-sponsored trial (IST).
  Additionally, 10 ISTs in the ponatinib program are open to patient enrollment, and three additional ISTs are pending regulatory or institutional review board approval.

Advancing Brigatinib

  Brigatinib received Breakthrough Therapy designation from the U.S. Food and Drug Administration in 2014, which may accelerate its regulatory approval timeline. Brigatinib is currently being evaluated in the global, Phase 2 pivotal ALTA trial that is anticipated to form the basis for its initial regulatory approval. We are on track to achieve full patient enrollment in the ALTA trial in the third quarter of 2015 and to file for approval of brigatinib in the U.S. next year.
  We recently announced plans to secure a broad partnership in 2015 to co-develop and co-commercialize brigatinib. We expect that such a partnership will leverage our existing infrastructure and capabilities, as well as support a randomized, first-line trial of brigatinib vs. crizotinib in anaplastic lymphoma kinase positive (ALK+) non-small cell lung cancer (NSCLC). A partnership may also support the exploration of new combination therapies in lung cancer that include brigatinib with other approved and unapproved medicines.
  We anticipate presenting updates from the ongoing Phase 1/2 clinical trial of brigatinib at the 2015 European Lung Cancer Conference and the American Society of Clinical Oncology meetings later this year. Additionally, we expect to present preliminary data from the brigatinib ALTA trial in the second half of 2015.

Expanding the Pipeline

  At the end of 2014, we nominated our next internally discovered development candidate, AP32788. This orally active TKI has a unique profile against a validated class of mutated targets in NSCLC and certain other solid tumors and may address an important unmet medical need.
  We expect to file an investigational new drug (IND) application for AP32788 this year and to begin a Phase 1/2 proof-of-concept trial in 2016. This will be our third IND filing of an internally discovered oncology development candidate in the past eight years.
  This complements our earlier discovery of ridaforolimus, which is being developed by Medinol Ltd. for use in drug-eluting stents (BioNIR) and is in global pivotal trials, and rimiducid (AP1903), which is being developed by Bellicum for use in novel cellular immunotherapies and is in Phase 1/2 clinical trials.

2015 Financial Guidance

  Net product revenues from sales of Iclusig are expected to be in the range of $130 million to $140 million. This guidance includes sales of Iclusig in the U.S., Europe, and other select countries where ARIAD has distributorships in place.
  R&D expenses are expected to be in the range of $185 million to $195 million, reflecting increased development activities for Iclusig, brigatinib, and AP32788, as well as ongoing discovery research efforts. Expenses related to Iclusig represent approximately 50% of total R&D expenses and include the three new planned trials to begin this year, as well as all ongoing trials. Expenses related to brigatinib represent approximately 35% of total R&D expenses and include the two ongoing trials and NDA-enabling pre-clinical studies.
  Selling, general and administrative expenses are expected to be in the range of $135 million to $145 million, of which approximately 55% represents U.S. and EU commercial operations and supporting activities for Iclusig.
  Non-cash expenses are expected to be in the range of $45 million to $50 million, consisting primarily of stock-based compensation and depreciation and amortization expenses.
  Cash and cash equivalents at December 31, 2015 is expected to be at least $200 million.

Upcoming Investor Meetings

ARIAD management will be making corporate presentations at the following investor conferences:

  RBC Capital Markets’ Healthcare Conference, New York City, February 25, 2015
  Cowen and Company Healthcare Conference, Boston, March 2, 2015

Today’s Conference Call at 8:30 a.m. ET

We will hold a live webcast and conference call of our fourth quarter/year-end 2014 financial results this morning at 8:30 a.m. ET. The live webcast can be accessed by visiting the investor relations section of the Company’s website at http://investor.ariad.com. The call can be accessed by dialing 888-771-4371 (domestic) or 847-585-4405 (international) five minutes prior to the start time and providing the pass code 38869071. A replay of the call will be available on the ARIAD website approximately two hours after completion of the call and will be archived for three weeks.

About Iclusig® (ponatinib) tablets

Iclusig is a kinase inhibitor. The primary target for Iclusig is BCR-ABL, an abnormal tyrosine kinase that is expressed in chronic myeloid leukemia (CML) and Philadelphia-chromosome positive acute lymphoblastic leukemia (Ph+ ALL). Iclusig was designed using ARIAD’s computational and structure-based drug-design platform specifically to inhibit the activity of BCR-ABL. Iclusig targets not only native BCR-ABL but also its isoforms that carry mutations that confer resistance to treatment, including the T315I mutation, which has been associated with resistance to other approved TKIs.

Iclusig is approved in the U.S., EU, Australia and Switzerland.

In the U.S., Iclusig is a kinase inhibitor indicated for the:

  Treatment of adult patients with T315I-positive chronic myeloid leukemia (chronic phase, accelerated phase, or blast phase) or T315I-positive Philadelphia chromosome positive acute lymphoblastic leukemia (Ph+ ALL).
  Treatment of adult patients with chronic phase, accelerated phase, or blast phase chronic myeloid leukemia or Ph+ ALL for whom no other tyrosine kinase inhibitor (TKI) therapy is indicated.

IMPORTANT SAFETY INFORMATION, INCLUDING THE BOXED WARNING
WARNING: VASCULAR OCCLUSION, HEART FAILURE, and HEPATOTOXICITY

See full prescribing information for complete boxed warning

  Vascular Occlusion: Arterial and venous thrombosis and occlusions have occurred in at least 27% of Iclusig treated patients, including fatal myocardial infarction, stroke, stenosis of large arterial vessels of the brain, severe peripheral vascular disease, and the need for urgent revascularization procedures. Patients with and without cardiovascular risk factors, including patients less than 50 years old, experienced these events. Monitor for evidence of thromboembolism and vascular occlusion. Interrupt or stop Iclusig immediately for vascular occlusion. A benefit risk consideration should guide a decision to restart Iclusig therapy.
  Heart Failure, including fatalities, occurred in 8% of Iclusig-treated patients. Monitor cardiac function. Interrupt or stop Iclusig for new or worsening heart failure.
  Hepatotoxicity, liver failure and death have occurred in Iclusig-treated patients. Monitor hepatic function. Interrupt Iclusig if hepatotoxicity is suspected.

Vascular Occlusion: Arterial and venous thrombosis and occlusions, including fatal myocardial infarction, stroke, stenosis of large arterial vessels of the brain, severe peripheral vascular disease, and the need for urgent revascularization procedures have occurred in at least 27% of Iclusig-treated patients from the phase 1 and phase 2 trials. Iclusig can also cause recurrent or multi-site vascular occlusion. Overall, 20% of Iclusig-treated patients experienced an arterial occlusion and thrombosis event of any grade. Fatal and life-threatening vascular occlusion has occurred within 2 weeks of starting Iclusig treatment and in patients treated with average daily dose intensities as low as 15 mg per day. The median time to onset of the first vascular occlusion event was 5 months. Patients with and without cardiovascular risk factors have experienced vascular occlusion although these events were more frequent with increasing age and in patients with prior history of ischemia, hypertension, diabetes, or hyperlipidemia. Interrupt or stop Iclusig immediately in patients who develop vascular occlusion events.

Heart Failure: Fatal and serious heart failure or left ventricular dysfunction occurred in 5% of Iclusig-treated patients (22/449). Eight percent of patients (35/449) experienced any grade of heart failure or left ventricular dysfunction. Monitor patients for signs or symptoms consistent with heart failure and treat as clinically indicated, including interruption of Iclusig. Consider discontinuation of Iclusig in patients who develop serious heart failure.

Hepatotoxicity: Iclusig can cause hepatotoxicity, including liver failure and death. Fulminant hepatic failure leading to death occurred in an Iclusig-treated patient within one week of starting Iclusig. Two additional fatal cases of acute liver failure also occurred. The fatal cases occurred in patients with blast phase CML (BP-CML) or Philadelphia chromosome positive acute lymphoblastic leukemia (Ph+ ALL). Severe hepatotoxicity occurred in all disease cohorts. Iclusig treatment may result in elevation in ALT, AST, or both. Monitor liver function tests at baseline, then at least monthly or as clinically indicated. Interrupt, reduce or discontinue Iclusig as clinically indicated.

Hypertension: Treatment-emergent hypertension (defined as systolic BP≥140 mm Hg or diastolic BP≥90 mm Hg on at least one occasion) occurred in 67% of patients (300/449). Eight patients treated with Iclusig (2%) experienced treatment-emergent symptomatic hypertension as a serious adverse reaction, including one patient (<1%) with hypertensive crisis. Patients may require urgent clinical intervention for hypertension associated with confusion, headache, chest pain, or shortness of breath. In 131 patients with Stage 1 hypertension at baseline, 61% (80/131) developed Stage 2 hypertension. Monitor and manage blood pressure elevations during Iclusig use and treat hypertension to normalize blood pressure. Interrupt, dose reduce, or stop Iclusig if hypertension is not medically controlled.

Pancreatitis: Clinical pancreatitis occurred in 6% (28/449) of patients (5% Grade 3) treated with Iclusig. Pancreatitis resulted in discontinuation or treatment interruption in 6% of patients (25/449). The incidence of treatment-emergent lipase elevation was 41%. Check serum lipase every 2 weeks for the first 2 months and then monthly thereafter or as clinically indicated. Consider additional serum lipase monitoring in patients with a history of pancreatitis or alcohol abuse. Dose interruption or reduction may be required. In cases where lipase elevations are accompanied by abdominal symptoms, interrupt treatment with Iclusig and evaluate patients for pancreatitis. Do not consider restarting Iclusig until patients have complete resolution of symptoms and lipase levels are less than 1.5 x ULN.

Neuropathy: Peripheral and cranial neuropathy have occurred in Iclusig-treated patients. Overall, 13% (59/449) of Iclusig-treated patients experienced a peripheral neuropathy event of any grade (2%, grade 3/4). In clinical trials, the most common peripheral neuropathies reported were peripheral neuropathy (4%, 18/449), paresthesia (4%, 17/449), hypoesthesia (2%, 11/449), and hyperesthesia (1%, 5/449). Cranial neuropathy developed in 1% (6/449) of Iclusig-treated patients (<1% grade 3/4). Of the patients who developed neuropathy, 31% (20/65) developed neuropathy during the first month of treatment. Monitor patients for symptoms of neuropathy, such as hypoesthesia, hyperesthesia, paresthesia, discomfort, a burning sensation, neuropathic pain or weakness. Consider interrupting Iclusig and evaluate if neuropathy is suspected.

Ocular Toxicity: Serious ocular toxicities leading to blindness or blurred vision have occurred in Iclusig-treated patients. Retinal toxicities including macular edema, retinal vein occlusion, and retinal hemorrhage occurred in 3% of Iclusig-treated patients. Conjunctival or corneal irritation, dry eye, or eye pain occurred in 13% of patients. Visual blurring occurred in 6% of the patients. Other ocular toxicities include cataracts, glaucoma, iritis, iridocyclitis, and ulcerative keratitis. Conduct comprehensive eye exams at baseline and periodically during treatment.

Hemorrhage: Serious bleeding events, including fatalities, occurred in 5% (22/449) of patients treated with Iclusig. Hemorrhagic events occurred in 24% of patients. The incidence of serious bleeding events was higher in patients with accelerated phase CML (AP-CML), BP-CML, and Ph+ ALL. Most hemorrhagic events, but not all occurred in patients with grade 4 thrombocytopenia. Interrupt Iclusig for serious or severe hemorrhage and evaluate.

Fluid Retention: Serious fluid retention events occurred in 3% (13/449) of patients treated with Iclusig. One instance of brain edema was fatal. In total, fluid retention occurred in 23% of the patients. The most common fluid retention events were peripheral edema (16%), pleural effusion (7%), and pericardial effusion (3%). Monitor patients for fluid retention and manage patients as clinically indicated. Interrupt, reduce, or discontinue Iclusig as clinically indicated.

Cardiac Arrhythmias: Symptomatic bradyarrhythmias that led to a requirement for pacemaker implantation occurred in 1% (3/449) of Iclusig-treated patients. Advise patients to report signs and symptoms suggestive of slow heart rate (fainting, dizziness, or chest pain). Supraventricular tachyarrhythmias occurred in 5% (25/449) of Iclusig-treated patients. Atrial fibrillation was the most common supraventricular tachyarrhythmia and occurred in 20 patients. For 13 patients, the event led to hospitalization. Advise patients to report signs and symptoms of rapid heart rate (palpitations, dizziness). Interrupt Iclusig and evaluate.

Myelosuppression: Severe (grade 3 or 4) myelosuppression occurred in 48% (215/449) of patients treated with Iclusig. The incidence of these events was greater in patients with AP-CML, BP-CML and Ph+ ALL than in patients with CP-CML. Obtain complete blood counts every 2 weeks for the first 3 months and then monthly or as clinically indicated, and adjust the dose as recommended.

Tumor Lysis Syndrome: Two patients (<1%) with advanced disease (AP-CML, BP-CML, or Ph+ ALL) treated with Iclusig developed serious tumor lysis syndrome. Hyperuricemia occurred in 7% (30/449) of patients overall; the majority had CP-CML (19 patients). Due to the potential for tumor lysis syndrome in patients with advanced disease, ensure adequate hydration and treat high uric acid levels prior to initiating therapy with Iclusig.

Compromised Wound Healing and Gastrointestinal Perforation: Since Iclusig may compromise wound healing, interrupt Iclusig for at least 1 week prior to major surgery. Serious gastrointestinal perforation (fistula) occurred in one patient 38 days post-cholecystectomy.

Embryo-Fetal Toxicity: Iclusig can cause fetal harm. If Iclusig is used during pregnancy, or if the patient becomes pregnant while taking Iclusig, the patient should be apprised of the potential hazard to the fetus. Advise women to avoid pregnancy while taking Iclusig.

Most common non-hematologic adverse reactions: (≥20%) were hypertension, rash, abdominal pain, fatigue, headache, dry skin, constipation, arthralgia, nausea, and pyrexia. Hematologic adverse reactions included thrombocytopenia, anemia, neutropenia, lymphopenia, and leukopenia.

Please see the full U.S. Prescribing Information for Iclusig, including the Boxed Warning, for additional important safety information.

About ARIAD

ARIAD Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts and Lausanne, Switzerland, is an integrated global oncology company focused on transforming the lives of cancer patients with breakthrough medicines. ARIAD is working on new medicines to advance the treatment of various forms of chronic and acute leukemia, lung cancer and other difficult-to-treat cancers. ARIAD utilizes computational and structural approaches to design small-molecule drugs that overcome resistance to existing cancer medicines. For additional information, visit http://www.ariad.com or follow ARIAD on Twitter (@ARIADPharm).

This press release contains “forward-looking statements” including, but not limited to, updates on clinical, preclinical and regulatory developments and commercialization plans for our products and product candidates and financial guidance for 2015. Forward-looking statements are based on management's good faith expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These factors, risks and uncertainties include, but are not limited to, our ability to meet anticipated clinical trial commencement, enrollment and completion dates for our products and product candidates and to move new development candidates into the clinic; our ability to secure a partnership for AP26113; difficulties or delays in obtaining regulatory and pricing and reimbursement approvals to market our products; our ability to successfully commercialize and generate profits from sales of Iclusig; competition from alternative therapies; our reliance on the performance of third-party manufacturers and specialty pharmacies for the distribution of Iclusig; the occurrence of adverse safety events with our products and product candidates; preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies; the costs associated with our research, development, manufacturing and other activities; the conduct and results of preclinical and clinical studies of our product candidates; the adequacy of our capital resources and the availability of additional funding; patent protection and third-party intellectual property claims; risks related to key employees, markets, economic conditions, health care reform, prices and reimbursement rates; and other risk factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. After the date of this document, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

ARIAD PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

In thousands, except per share data	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Revenue:
Product revenue, net	$21,349	$8,281	$55,720	$45,238
License and other revenue	45,486	72	49,692	323
Total revenue	66,835	8,353	105,412	45,561
Operating expenses:
Cost of product revenue	947	8,699	5,224	9,612
Research and development	32,645	35,824	120,593	162,900
Selling, general and administrative	40,379	37,637	139,790	146,615
Total operating expenses	73,791	82,160	265,607	319,127
Other income (expense), net	1,636	(172)	(1,777)	(153)
Provision for income taxes	251	184	630	439
Net loss	$(5,751)	$(74,163)	$(162,602)	$(274,158)
Net loss per common share:
-- basic and diluted	$(0.03)	$(0.40)	$(0.87)	$(1.49)
Weighted-average number of shares of common stock outstanding:
-- basic and diluted	187,226	185,699	186,835	183,575

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

In thousands	December 31, 2014	December 31, 2013

Cash and cash equivalents	$352,688	$237,179
Total assets	$603,870	$370,894
Total liabilities	$523,069	$185,377
Stockholders’ equity	$80,801	$185,517

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS INFORMATION

In thousands	Year Ended December 31,
	2014	2013

Net cash used in operating activities	$(57,794)	$(221,882)
Net cash provided by (used in) investing activities	1,981	26,138
Net cash provided by financing activities	171,060	313,584
Effect of exchange rates on cash	262	(40)

Net increase in cash and cash equivalents	$115,509	$117,800

CONTACT:
ARIAD Pharmaceuticals, Inc.
For Investors
Kendra Adams, 617-503-7028
Kendra.adams@ariad.com
or
For Media
Liza Heapes, 617-621-2315
Liza.heapes@ariad.com